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                                                     As of October   , 1999


VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Premium Fund, Inc. for the benefit of the U.S. Growth Series (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective October , 1999. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A by signing in the space provided below.

                                    DELAWARE GROUP PREMIUM FUND, INC.
                                    on behalf of U.S. Growth Series



                                    By:
                                       -----------------------------------------
                                            David K. Downes
                                            Its:     Executive Vice President
                                            Chief Operating Officer
                                            Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


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